EXHIBIT 8(1)






                                                                November 5, 2001



Board of Directors
Michigan City Savings and Loan Association
2000 Franklin Street
Michigan City, Indiana 46360

   Re:    Federal  Income Tax Opinion  Relating to  Conversion  of Michigan City
          Savings   and   Loan   Association   (the   "Association")   from   an
          Indiana-Chartered Mutual to an Indiana-Chartered Stock Organization

Gentlemen:

     In accordance with your request, set forth herein below is the opinion of this firm relating to the Federal income tax consequences of the proposed conversion (the "Conversion") of the Association from an Indiana-chartered mutual savings association to an Indiana-chartered stock savings association.

     The Association is an Indiana-chartered mutual savings association. As a mutual savings association, the Association has no authorized capital stock. Instead, the Association, in mutual form, has a unique equity structure. A depositor of the Association is entitled to interest on his account balance as declared and paid by the Association. A depositor has no right to a distribution of any earnings of the Association, but rather these amounts become retained earnings of the Association. A depositor, however, has a right to share pro rata, with respect to the withdrawal value of his respective account, in any liquidation proceeds distributed in the event the Association is ever liquidated. Voting rights in the Association are held by its members, i.e., depositors and certain borrowers. Each depositor is entitled to cast one vote for each $100 or a fraction thereof deposited in a deposit account. Each eligible borrower member may cast one vote for each loan held. No member may cast more than 1,000 votes. All of the interests held by a depositor in the Association cease when such depositor closes his accounts with the Association.

     The Board of Directors of the Association has decided that in order to stimulate the growth and expansion of the Association through the raising of additional capital, it would be advantageous for the Association to convert from an Indiana-chartered mutual savings association to an Indiana-chartered stock savings association and to form an Indiana corporation ("Holding


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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 2

Company") to own all of the Association's issued and outstanding capital stock. It is proposed pursuant to a plan of Conversion (the "Plan") that the Association's charter to operate as a mutual savings association be amended and a new charter be acquired to allow it to continue its operations in the form of a stock savings association ("Converted Association"). Under the Plan, the Association will issue shares of its capital stock to Holding Company in exchange for all but 50% of the net proceeds derived from the sale of Holding Company's common stock, without par value ("Common Stock"), to members of the Association and certain members of the public through a subscription and community offering, if necessary. The Plan must be approved by the Office of Thrift Supervision ("OTS") and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Association's members called to vote on the Plan.

     Following authorization, the Plan provides for the issuance of shares of Common Stock. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Association at the time of conversion. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share.

     As required by OTS regulations, shares of Common Stock will be offered pursuant to non-transferable subscription rights on the basis of preference categories. No subscriber will be allowed to purchase fewer than 25 shares of Common Stock. the Association has established four preference categories under which shares of Common Stock may be purchased and a direct community offering category for the sale of shares not purchased under the preference categories.

     The first category of preference is reserved for the Association's eligible account holders. The Plan defines "eligible account holders" as any person holding a qualifying deposit. The Plan defines "qualifying deposit" as the aggregate balance of all savings and deposit accounts of an eligible account holder in the Association at the close of business on June 30, 1997, provided such aggregate balance is not less than $50.00. Once a the Association savings account holder qualifies as an eligible account holder, he will receive, without payment, non-transferable subscription rights to purchase Common Stock. Subject to certain limited exceptions, the maximum number of shares that each eligible account holder may subscribe for in his capacity as such is 25,000, subject to a 86,768 maximum for each such account holder and his Associates (as defined in the Plan) or group of persons acting in concert. If there is an oversubscription, shares will be allocated among subscribing eligible account holders so as to permit each such account holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to 100 shares. Any shares not then allocated shall be allocated among the subscribing eligible account holders in the proportion that their qualifying deposits bear to the total qualifying deposits of eligible account holders on the eligibility record date. Non-transferable subscription rights to purchase Common Stock received by officers and directors of the Association and their Associates based on their increased deposits in the Association in the one-year period preceding the eligibility record date shall be subordinated to all other subscriptions involving the exercise of nontransferable subscription


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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 3

rights to purchase shares of Common Stock under the first preference category. Notwithstanding the foregoing, shares of Common Stock in excess of the maximum of the valuation range of shares offered in the Conversion may be sold to the second category of preference before fully satisfying the subscriptions of eligible account holders.

     The second category of preference is reserved for the Holding Company's employee stock ownership plan (the "ESOP") to be established at the time of the Conversion. This category may subscribe for up to 10% of the shares sold in the Conversion; provided that shares remain available after satisfying the subscription rights of eligible account holders up to the maximum of the valuation range of shares offered in the Conversion. It is anticipated that the ESOP will subscribe for 8% of the shares issued in the Conversion (including 250,000 shares issued to a charitable foundation described below) pursuant to this category of preference.

     The third category of preference is reserved for the Association's supplemental eligible account holders. These are persons holding savings and deposit accounts at the Association at the close of business on September 30, 1998, with an aggregate balance of not less than $50.00. If there is not subscription for all of the Common Stock in the first and second preference categories, supplemental eligible account holders will receive, without payment, non-transferable subscription rights to purchase Common Stock. Subject to certain limited exceptions, the maximum number of shares that each supplemental eligible account holder may subscribe for in his capacity as such is 25,000, subject to a 86,768 maximum for each such account holder and his Associates or group of persons acting in concert. Any subscription rights received by eligible account holders in accordance with the first category of preference will reduce to the extent thereof the subscription rights granted in this third category of preference. If there is an oversubscription, shares will be allocated among subscribing supplemental eligible account holders so as to permit each such account holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to 100 shares. Any shares not then allocated shall be allocated to supplemental eligible account holders in the proportion that their qualifying deposits bear to the qualifying deposits of all subscribing supplemental eligible account holders.

     If there is not subscription for all of the Common Stock in the first, second and third preference categories, the fourth preference category, consisting of members of the Association as of the record date for the special meeting of members at which the Plan will be submitted for approval who are not eligible account holders or supplemental eligible account holders ("Other Members"), will receive, without payment, non-transferable subscription rights entitling them to purchase Common Stock. Subject to certain limited exceptions, each Other Member shall receive subscription rights to purchase up to 25,000 shares of Common Stock in his capacity as such, subject to a 86,768 maximum for each such member and his Associates or group of persons acting in concert, to the extent that such stock is available after satisfaction of the first, second and third preference categories. In the event of an oversubscription by Other Members, shares will be


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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 4

allocated pro rata in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.

     If there are shares of Common Stock available after the first, second, third and fourth preference categories have been exhausted, it is anticipated that they will be sold to members of the general public in a best efforts community offering, giving preference to residents of Clinton, Hendricks, and Montgomery Counties. The maximum number of shares which may be purchased in this Community Offering by any person (including his Associates) or persons acting in concert is 25,000 shares of Common Stock. A person with subscription rights who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering, may subscribe for additional shares in the Community Offering that do not exceed the lesser of (i) 25,000 shares or (iii) the number of shares which, when added to the number of shares subscribed for by such person and his Associates and persons acting in concert would not exceed 86,768 shares.

     The Association's Board of Directors may increase the maximum purchase limitations in the Plan up to 9.99% of the shares of Common Stock offered in the Conversion, provided that orders for Common Stock exceeding 5% of the total offering may not exceed, in the aggregate, 10% of the total offering. Officers and directors of the Association and their Associates may not purchase in the aggregate more than 34% of the shares offered pursuant to the Plan. Directors of the Association will not be deemed Associates or a group acting in concert solely as a result of their membership on the Board of Directors of the Association. All of the shares of Common Stock purchased by officers and directors will be subject to certain restrictions on sale for a period of one year. In order to achieve the widest distribution of the stock in the Community Offering, orders for stock shall be filled up to a maximum of 2% of the Common Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The overall purchase limitation may be reduced to any number to a minimum of 1% of the shares sold in the Conversion, in the sole discretion of the Board of Directors of the Association.

     The Plan provides that no person will be issued any subscription rights or be permitted to purchase any Common Stock if such person resides in a foreign country or in a state of the United States with respect to which all of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under this Plan reside in such state; (b) the issuance of subscription rights or the offer or sale of the Common Stock to such persons would require the Association or the Holding Company or their respective officers or directors under the securities law of such state to register as a broker or dealer or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

     The Plan also provides for the establishment of a liquidation account by the Association. The liquidation account will be equal in amount to the net worth of the Association near the time of conversion. The establishment of the liquidation account will not operate to restrict the use or


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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 5

application of any of the net worth accounts of Converted Association, except that Converted Association will not voluntarily reduce the net worth accounts if the result thereof would be to reduce its net worth below the amount required to maintain the liquidation account. The liquidation account will be for the benefit of the Association's eligible account holders and supplemental eligible account holders who maintain accounts in the Association at the time of conversion. All such account holders, including those account holders not entitled to subscription rights for reasons of foreign or out-of-state residency (as described above), will have an interest in the liquidation account. The interest such account holder will have is a right to receive, in the event of a complete liquidation of Converted Association, a liquidating distribution from the liquidation account in the amount of the then current adjusted subaccount balances for deposit accounts then held, prior to any liquidation distribution being made with respect to capital stock.

     The initial subaccount balance for a deposit account held by an eligible account holder and supplemental eligible account holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the deposit account and the denominator is the total amount of qualifying deposits of all eligible account holders and supplemental eligible account holders in the Association. The initial subaccount balance will never be increased, but may be decreased if the deposit balance in any qualifying savings account of any eligible account holder or supplemental eligible account holder on any annual closing date subsequent to the eligibility record date or supplemental eligibility record date is less than the lesser of (1) the deposit balance in the savings account at the close of business on any other annual closing date subsequent to the eligibility record date or supplemental eligibility record date, or (2) the amount of the qualifying deposit in such deposit account. In such event, the subaccount balance for the deposit account will be adjusted by reducing each subaccount balance in an amount proportionate to the reduction in the deposit balance. Once decreased, the Plan provides that the subaccount balance may never be subsequently increased, and if the deposit account of an eligible account holder or supplemental eligible account holder is closed, the related subaccount balance in the liquidation account will be reduced to zero.

     Following the Conversion, voting rights with respect to Converted Association will rest with Holding Company, and with respect to Holding Company will rest exclusively with the holders of Common Stock. The Conversion will not interrupt the business of the Association, and its business will continue as usual by Converted Association. Each depositor will retain a withdrawable savings or deposit account or accounts equal in amount to the withdrawable account at the time of conversion. Mortgage loans of the Association will remain unchanged and retain their same characteristics in Converted Association after the conversion. The Converted Association will continue the membership of the Association in the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") and the Federal Home Loan Bank System, and will remain subject to the regulatory authority of the OTS and the FDIC.



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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 6

     It is anticipated that on a date which is at least six months following the Conversion, Holding Company and/or the Bank will adopt a stock option plan and a "recognition and retention" plan and trust ("RRP"). A number of shares of Common Stock equal to four percent (4.0%) of the shares of Common Stock issued in the Conversion will be reserved to fund the RRP and a number of shares of Common Stock equal to 10% of the shares of Common Stock issued in the Conversion will be reserved for stock option grants under the stock option plan. In addition, the Converted Association will establish an employee stock ownership plan and trust for the benefit of its employees at the time of the Conversion. The stock option plan, RRP and employee stock ownership plan are referred to collectively herein as the "Employee Plans." Additionally, Holding Company will adopt certain "anti-takeover provisions" in its proposed Articles of Incorporation and Code of By-Laws.

     We have received, and are relying upon, certificates of certain officers of the Association to the effect that:

     a. Converted Association has no plan or intention to redeem or otherwise acquire any of its capital stock issued to Holding Company in connection with the Conversion.

     b.   Immediately  following  consummation  of  the  Conversion,   Converted
          Association will possess the same assets and liabilities as the Association held immediately prior to the proposed transaction, plus all but 50% of the net proceeds from the sale of Common Stock.

     c. Converted Association has no plan or intention to sell or otherwise dispose of any of the assets of the Association acquired in the Conversion, except for dispositions in the ordinary course of business.

     d. Following the Conversion, Converted Association will continue to engage in the same business in substantially the same manner as engaged in by the Association before the Conversion.

     e. The aggregate fair market value of the qualifying deposits (as defined in the Plan) held by eligible account holders as of the close of business on June 30, 1997, and by supplemental eligible account holders on September 30, 1998, equaled or exceeded or will equal or exceed 99% of the aggregate fair market value of all savings accounts in the Association (including accounts of less than $50) at the close of business on such respective dates.

     f.   No shares  of  Common  Stock  will be  issued  to or be  purchased  by
          depositor-employees   at  a  discount  or  as   compensation   in  the
          Conversion, although


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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 7

          shares may be purchased at fair market value by the RRP and the ESOP established in connection with the Conversion.

     g. No cash or property will be given to eligible account holders, supplemental eligible account holders or Other Members in lieu of (a) non-transferable subscription rights or (b) an interest in the liquidation account of Converted Association.

     h. The Association is not under the jurisdiction of a court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     i. At the time of the Conversion the fair market value of the assets of the Association on a going concern basis will exceed the amount of its liabilities plus the amount of liabilities to which the assets are subject. All such liabilities were incurred in the ordinary course of business and are associated with the assets transferred. Immediately before the Conversion, the Association will have a positive net worth.

     j. The Association has received or will receive an opinion from Keller & Company, Inc., which concludes that the subscription rights to be received by eligible subscribers have no economic value at the date of distribution or the time of exercise whether or not a public offering takes place (the "Keller Financial Opinion"). The exercise price of the subscription rights will be approximately equal to the fair market value of the Common Stock at the time of the Conversion.

     k. Holding Company has no plan or intention to sell or otherwise dispose of the capital stock of Converted Association received by it in the proposed transaction, and there is no plan or intention for Converted Association to be liquidated or merged with another corporation following the transaction.

     l. The fair market value of the withdrawable deposit accounts in Converted Association (plus the related interest in the Converted Association liquidation account) to be constructively received under the Plan by the eligible account holders and supplemental eligible account holders of the Association will, in each instance, be approximately equal to the fair market value of the Association's deposit accounts (plus the related interest in the Association liquidation account) surrendered in constructive exchange by them. All proprietary rights in the Association form an integral part of the withdrawable savings accounts being surrendered in the exchange.

     m.   The  Association  utilizes a reserve for bad debts in accordance  with
          Section 593 of the Code, and following the Conversion, Converted Association shall likewise


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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 8

          continue to utilize a reserve for bad debts in accordance with Section 593 of the Code.

     n. The Association deposit account holders and Other Members will pay expenses of the Conversion solely attributable to them, if any. The Association and Holding Company will each pay its own expenses of the Conversion and will not pay any expenses solely attributable to the deposit account holders, Other Members or the holders of Common Stock.

     o. Immediately following the Conversion, the former depositors of the Association will own all of the outstanding interests in the Converted Association liquidation account and will own such interests solely by reason of their ownership of deposits at the Association (including the attendant rights to liquidation proceeds) immediately before the Conversion.

     p. Assets of the Association used to pay expenses of the Conversion (without reference to expenses of the offering or sale of the Common Stock) and to make distributions (other than regular, normal interest payments) will, in the aggregate, constitute less than 1% of the net assets of the Association. Any such expenses or distributions will be paid or reimbursed from proceeds of the sale of the Common Stock.

     q. At the time of the Conversion, the Association will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Converted Association.

     r. No account holder of the Association who is eligible to receive an interest in the Converted Association liquidation account will be excluded from participation in the Converted Association liquidation account.

     s. Holding Company has no plan or intention to redeem or otherwise reacquire any of the Common Stock issued in the proposed transaction.

     t. Neither the Common Stock nor the stock of Converted Association issued pursuant to the proposed transactions will be callable or subject to a put option (except as required under any Employee Plan).

     u. None of the compensation received by a the Association employee who is also an eligible account holder, supplemental eligible account holder, or Other Member will be separate consideration for, or allocable to, his or her status as eligible account holder, supplemental eligible account holder, or Other Member; none of the Common


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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 9

          Stock or interests in the liquidation account of Converted Association received by any such employee will be separate consideration for, or allocable to, any employment agreement or arrangement (other than an Employee Plan); and the compensation paid to the employee will be for services actually rendered and will be commensurate with the compensation that would be paid to third parties bargaining at arm's length for similar services.

     v. There is no intercorporate indebtedness existing between Holding Company and the Association that was issued or acquired, or will be settled, at a discount.

     w. Holding Company is not an investment company as described in Section 351(e) of the Code.

     x. The principal amount, interest rate and maturity date of each deposit account in Converted Association received by a the Association eligible account holder or supplemental eligible account holder are identical to those of the corresponding the Association deposit account that was held by the account holder immediately prior to the Conversion.

                               OPINION OF COUNSEL

     Based solely upon the foregoing information, including the Keller Financial Opinion, the provisions of the Code, the regulations thereunder and such other authorities as we have deemed appropriate to consider, all as in effect on the date hereof, our opinion is as follows:

     (1) The  change in the form of the  Association  from an  Indiana-chartered mutual savings association to an Indiana-chartered stock savings association, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code and no gain or loss will be recognized to either the Association or to Converted Association as a result of such Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78). The Association and Converted Association will each be a party to a reorganization within the meaning of Section 368(b) of the Code (Rev. Rul. 72-206, 1972-1 C.B. 105).

     (2) No gain or loss will be recognized by Converted Association on the receipt of money and other property, if any, from Holding Company in exchange for shares of Converted Association's capital stock (Section 1032(a) of the Code).

     (3) No gain or loss will be recognized by Holding Company upon the receipt of money for Common Stock (Section 1032(a) of the Code).



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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 10

     (4) The assets of the Association will have the same basis in the hands of Converted Association as in the hands of the Association immediately prior to the Conversion (Section 362(b) of the Code).

     (5) The holding period of the assets of the Association to be received by Converted Association will include the period during which the assets were held by the Association prior to the Conversion (Section 1223(2) of the Code).

     (6) Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Converted Association, non-transferable subscription rights to purchase Common Stock, and/or interests in the liquidation account of Converted Association. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the subscription rights and interests in the liquidation accounts received. The liquidation accounts will have nominal, if any, fair market value. See Paulsen v. Commissioner, 469 U.S. 131, 139
     (1985), quoting Society for Savings v. Bowers, 349 U.S. 143 (1955); but see Rev. Rul. 69-3, 1969-1 C.B. 103 and Rev. Rul. 69-646, 1969-2 C.B. 54 (the
     interest received rises to the level of "stock" and thus, in some circumstances, Section 354 of the Code applies). Based solely on the accuracy of the conclusion reached in the Keller Financial Opinion, and our reliance on such opinion, that the subscription rights have no economic value at the time of distribution or exercise, no gain or loss will be required to be recognized by eligible account holders or supplemental eligible account holders upon receipt or distribution of subscription rights. (Section 1001 of the Code.) Similarly, based solely on the accuracy of the aforesaid conclusion reached in the Keller Financial Opinion and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the Other Members of the Association upon the distribution to them of subscription rights or upon the exercise of the subscription rights to acquire Common Stock at fair market value; (b) no taxable income will be realized by the depositors or borrowers of the Association as a result of the exercise of the non-transferable subscription rights to purchase Common Stock at fair market value, Rev. Rul. 56-572, 1956-2 C.B. 182; and (c) no taxable income will be realized by Converted Association, the Association or Holding Company on the issuance or distribution of subscription rights to depositors and borrowers of the Association to purchase shares of Common Stock at fair market value.
     Section 311 of the Code.

     (7) A depositor's basis in the deposits of Converted Association will be the same as the basis of such depositor's deposits in the Association.
     Section 1012 of the Code. The basis of the non-transferable subscription rights will be zero increased by the amount of gain, if any, recognized on their receipt. The basis of the interest in the liquidation account of Converted Association received by eligible account holders and supplemental eligible account holders will be equal to the cost of such property, i.e., the fair market value of the


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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 11

     proprietary interest in Converted Association received in exchange for the proprietary interest in the Association, which in this transaction we assume to be zero.

     (8) The basis of the Holding Company Common Stock to its shareholders will be the purchase price thereof, plus, in the case of stock acquired by the exercise of subscription rights, the basis, if any, in the subscription rights exercised. Section 1012 of the Code.

     (9) A shareholder's holding period for Common Stock acquired through the exercise of the non-transferable subscription rights shall begin on the date on which the subscription rights are exercised. Section 1223(6) of the Code. The holding period of the Common Stock purchased pursuant to the Community Offering will commence on the date following the date on which the stock is purchased. Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190.

     (10) The part of the taxable year of the Association before the Conversion and the part of the taxable year of Converted Association after the Conversion will constitute a single taxable year of Converted Association. (See Rev. Rul. 57-276, 1957-1 C.B. 126). Consequently, the Association will not be required to file a federal income tax return for any short portion of such taxable year (Section 1.381(b)-1(a)(2) of the Income Tax Regulations).

     (11) Converted Association will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Association as of the date or dates of Conversion. (Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Income Tax Regulations.)

     (12) Regardless of book entries made for the creation of the liquidation account, the Conversion will not diminish the accumulated earnings and profits of the Converted Association available for the subsequent distribution of dividends within the meaning of Section 316 of the Code (Sections 1.312-11(b) and (c) of the Income Tax Regulations). The creation of the liquidation account on the records of Converted Association will have no effect on its taxable income, deductions for addition to reserve for bad debts under Section 593 of the Code, or distributions to shareholders under Section 593(e) of the Code (Rev. Rul. 68-475, 1968-2 C.B. 259).

     (13) Converted Association will succeed to and take into account, immediately after the Conversion, those accounts of the Association which represent bad debt reserves in respect of which the Association has taken a bad debt deduction for taxable years ending on or before the date of the Conversion. The bad debt reserves will not be required to be restored to the gross income of either the Association or Converted Association solely as a result of the Conversion, and such bad debt reserves will have the same character in the hands of the Converted Association as they would have had in the hands of the Association if no


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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 12

     distribution or Conversion had occurred. (Section 381(c)(4) of the Code and Section 1.381(c)(4)-1(a)(1)(ii) of the Income Tax Regulations.) No opinion is being expressed as to whether the bad debt reserves will be required to be restored to the gross income of either the Association or Converted Association for the taxable year of the transfer as a result of the requirements of Section 593(g) of the Code.

     (14) Inasmuch as the Conversion constitutes a tax-free reorganization for federal income tax purposes, the Association will not incur any liability for Indiana adjusted gross income tax, financial institutions tax, supplemental net income tax, county adjusted gross income tax or county option income tax as a result of the Conversion. The Association will not incur any Indiana gross income tax liability as a result of the Conversion. Amounts received by Holding Company in exchange for the issuance of Common Stock and amounts received by Converted Association in exchange for the issuance of its capital stock will constitute contributions to capital which are exempt from the gross income tax.

     (15) Assuming that the interests in the liquidation account and the subscription rights that will be constructively issued to them as a part of the Plan have nominal, if any, fair market value, depositors will incur no liability for Indiana gross income tax, adjusted gross income tax, financial institutions tax, county adjusted gross income tax or county option income tax as a result of the Conversion.

     (16) Following the Conversion, the Converted Association will continue to be subject to the Indiana financial institutions tax.

     (17) Holding Company and the Association are corporations within the meaning of Section 7701(a)(3) of the Code, and the Association is a domestic building and loan association within the meaning of Section
     7701(a)(19)(C) of the Code. Following the Conversion, the Converted Association will be a corporation within the meaning of Section 7701(a)(3) of the Code and a domestic building and loan association within the meaning of Section 7701(a)(19)(C) of the Code.


     Our opinion on the above issues is based on information and representations provided by officers of the Association on behalf of the Association and its members. Neither the Internal Revenue Service nor the Indiana Department of Revenue has ruled on these issues and our opinion is not binding on either agency. The Internal Revenue Service or the Indiana Department of Revenue could take a position contrary to that expressed in this opinion on some or all of the above issues, and such a position if ultimately sustained could result in adverse tax consequences to the Association or its members.



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Board of Directors
Michigan City Savings and Loan Association
November 5, 2001
Page 13



     No opinion is provided as to possible tax consequences of the Conversion under any federal, state, local or foreign tax laws except as specifically provided above.

     We consent to the filing of this opinion as Exhibit 8(1) to the Form SB-2 Registration Statement to be filed by City Savings Financial Corporation with the United States Securities and Exchange Commission and as Exhibit 4(a) to the Form AC to be filed by The Michigan City Savings and Loan Association with the Office of Thrift Supervision and the Indiana Department of Financial Institutions.

                                                   Very truly yours,

                                                   /s/ Barnes & Thornburg

                                                   BARNES & THORNBURG